Exhibit 2.1
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:
	: :	Chapter 11
NTK HOLDINGS, INC., et al.,	:
	: :	Case Nos. 09-13611 (KJC)
Debtors.	: :	(Jointly Administered)
x
FIRST AMENDED JOINT PREPACKAGED PLANS OF
REORGANIZATION OF NTK HOLDINGS, INC., ET AL.
PROPOSED BY NTK HOLDINGS, INC., ET AL.
          NTK Holdings, Inc., Nortek Holdings, Inc., Nortek, Inc., Aigis Mechtronics, Inc., Broan-Mexico Holdings, Inc., Broan-NuTone LLC, Broan-NuTone Storage Solutions LP, CES Group, Inc., CES International Ltd., Cleanpak International, Inc., Elan Home Systems, L.L.C., Gefen, Inc., Governair Corporation, GTO, Inc., HC Installations, Inc., Huntair, Inc., International Electronics, LLC, Linear LLC, Linear H.K. LLC, Lite Touch, Inc., Magenta Research Ltd., Mammoth-Webco, Inc., Niles Audio Corporation, Nordyne Inc., Nordyne International, Inc., Nortek International, Inc., NuTone LLC, OmniMount Systems, Inc., Operator Specialty Company, Inc., Pacific Zephyr Range Hood, Inc., Panamax Inc., Rangaire GP, Inc., Rangaire LP, Inc., Secure Wireless, Inc., Speakercraft, Inc., Temtrol, Inc., Xantech Corporation and Zephyr Corporation (collectively, the “Debtors”, and each, a “Debtor”) propose the following joint prepackaged chapter 11 plan for the Debtors pursuant to section 1121(a) of the Bankruptcy Code.

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ARTICLE I
DEFINITIONS AND INTERPRETATION
A. Definitions.
          The following terms used herein shall have the respective meanings set forth below:
          1.1 8 1/2% Indenture means that certain indenture, dated as of August 27, 2004, between Nortek, the Indenture Trustee, and the Subsidiary Debtors as guarantors, pursuant to which the 8 1/2% Notes were issued.
          1.2 8 1/2% Indenture Guarantee Claim means any Claim against any of the Subsidiary Debtors arising from such Subsidiary Debtor’s guarantee of Nortek’s obligations arising under or in connection with the 8 1/2% Notes or the 8 1/2% Indenture.
          1.3 8 1/2% Notes means those certain 8 1/2% Senior Subordinated Notes due 2014 issued by Nortek pursuant to the 8 1/2% Indenture.
          1.4 8 1/2% Notes Claim means any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 8 1/2% Notes or the 8 1/2% Indenture.
          1.5 9 7/8% Indenture means that certain indenture, dated as of June 12, 2001, between Nortek and State Street Bank and Trust Company as Trustee, pursuant to which the 9 7/8% Notes were issued, as amended by that certain first supplemental indenture, dated August 5, 2004, between Nortek and the Indenture Trustee as successor-in-interest to State Street Bank and Trust Company.
          1.6 9 7/8% Notes means those certain 9 7/8% Series A and Series B Senior Subordinated Notes due 2011 issued by Nortek pursuant to the 9 7/8% Indenture.
          1.7 9 7/8% Notes Claim means any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 9 7/8% Notes or the 9 7/8% Indenture.
          1.8 10% Indenture means that certain indenture, dated as of May 20, 2008, among Nortek, the Indenture Trustee, and the Subsidiary Debtors as guarantors, pursuant to which the 10% Notes were issued.
          1.9 10% Indenture Guarantee Claim means any Claim against any of the Subsidiary Debtors arising from such Subsidiary Debtor’s guarantee of Nortek’s obligations arising under or in connection with the 10% Notes or the 10% Indenture.

          1.10 10% Notes means those certain 10% Senior Secured Notes due 2013 issued by Nortek pursuant to the 10% Indenture.
          1.11 10% Notes Claim means any Claim against Nortek or the Subsidiary Debtors arising under or in connection with the 10% Notes or the 10% Indenture.
          1.12 ABL Facility Agent means Bank of America, N.A., as administrative agent under the ABL Facility Agreement.
          1.13 ABL Facility Agreement means that certain Credit Agreement, dated as of May 20, 2008, as amended from time to time, among Nortek, as the specified U.S. Borrower, Ventrol Air Handling Systems Inc., as the Canadian Borrower, the other borrowers named therein, Bank of America, N.A., as administrative agent, and certain lenders.
          1.14 ABL Facility Claim means any Claim against Nortek or the Subsidiary Debtors, arising under or in connection with, the ABL Facility Agreement.
          1.15 ABL Facility Guarantee Claim means any Claim against any of the Subsidiary Debtors arising from such Subsidiary Debtor’s guarantee of Nortek’s obligations arising under or in connection with the ABL Facility Agreement.
          1.16 Ad Hoc Committee means that certain ad hoc committee comprised of certain holders of the 10% Notes, 8 1/2% Notes and the NTK 10 3/4% Notes that are represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP as provided for in their engagement letter dated as of July 29, 2009.
          1.17 Ad Hoc Committee Claims means all reasonable fees and expenses incurred by the professional advisors to the Ad Hoc Committee and its members, consisting of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Young, Conaway, Stargatt & Taylor LLP and Moelis & Company, pursuant to the terms of their respective prepetition engagement letters, in each case, without any requirement for the filing of retention applications, fee applications or any other applications in the Debtors’ Reorganization Cases, which, in each case shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person.
          1.18 Ad Hoc Group of 10% Noteholders means that certain ad hoc group of holders of 10% Notes that are represented by Akin Gump Strauss Hauer & Feld LLP, as provided for in their engagement letter dated as of July 10, 2009.
          1.19 Ad Hoc Group of 10% Noteholders Claims means all reasonable fees and expenses incurred by the professional advisors to the Ad Hoc Group of 10% Noteholders and its members, consisting of Akin Gump Strauss Hauer & Feld LLP, pursuant to the terms of its prepetition engagement letter, without any requirement for the filing of a retention application, fee application or any other application in the Debtors’ Reorganization Cases, which shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person.
          1.20 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Debtors’ Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including (i) any actual and necessary costs and expenses of preserving the Debtors’ estates, (ii) any actual and necessary costs and expenses of operating the Debtors’ businesses, (iii) any indebtedness or obligations incurred or assumed by the Debtors during the Debtors’ Reorganization Cases, (iv) any compensation for professional services rendered and reimbursement of expenses incurred by the advisors to the Debtors, (v) Sponsor Expense Claims, (vi) Ad Hoc Committee Claims, and (vii) Indenture Trustee Claims. Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.1 hereof. Section (v) hereof shall only be an Administrative Expense Claim if the Sponsor, any Sponsor Affiliate or any transferee thereof (as applicable), as holders of any Claim for which they are entitled to vote, votes such Claim affirmatively for the Prepackaged Plan and does not object to it.
          1.21 Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which the Debtors do not object, or (ii) as to which any objection (by any party) has been determined by a Final Order to the extent any interposed objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court pursuant to Sections 8.1 hereof, or (c) any Claim or Equity Interest expressly allowed hereunder.
          1.22 Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
          1.23 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court of the United States having jurisdiction over the Debtors’ Reorganization Cases.
          1.24 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code.

          1.25 Benefit Plans means all benefit plans, policies, and programs sponsored by the Debtors, including all savings plans and health and welfare plans.
          1.26 Business Day means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.
          1.27 Cash means legal tender of the United States of America.
          1.28 Causes of Action has the meaning ascribed to such term in Section 11.12 hereof.
          1.29 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.
          1.30 Class means any group of substantially similar Claims or Equity Interests classified hereby pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.
          1.31 Collateral means any property or interest in property of the estate of any of the Debtors subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.
          1.32 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.
          1.33 Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Prepackaged Plan, as such hearing may be adjourned or continued from time to time.
          1.34 Confirmation Order means the order or orders of the Bankruptcy Court confirming the Prepackaged Plan.
          1.35 Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.
          1.36 Debtors has the meaning ascribed to such term in the introduction.
          1.37 Disbursement Agent means any Person in its capacity as a disbursement agent under Section 7.3 hereof.

          1.38 Disclosure Statement means that certain disclosure statement relating to the Prepackaged Plan, including all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time with the reasonable consent of the Debtors and with Noteholder Consent, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.
          1.39 Disputed Claim means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest (a) to the extent neither Allowed nor disallowed under the Prepackaged Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation prior to the Confirmation Date in accordance with the Prepackaged Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.
          1.40 Distribution Record Date means, other than with respect to any publicly held securities, the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims, which date shall be five (5) Business Days after the Effective Date.
          1.41 Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 10.1 hereof shall have been satisfied or waived as provided in Section 10.2 hereof; provided, however, that if a stay, injunction or similar prohibition of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction or similar prohibition is no longer in effect.
          1.42 Emergence Bonus Plan means a plan, substantially in the form to be included in the Plan Supplement, adopted by Nortek providing for the issuance of Cash bonuses, as determined by the Chief Executive Officer, of no more than $2 million in the aggregate to officers and key employees of the Debtors and their affiliates with no more than $500,000 paid to any one individual, which bonuses will be conditioned on the occurrence of the Effective Date and will be paid upon the Effective Date.
          1.43 Equity Incentive Plan means a management equity incentive plan, substantially in the form to be annexed to the Plan Supplement.
          1.44 Equity Interest means the interest of any holders of equity securities of any of the Debtors represented by issued and outstanding shares of common or preferred stock or other instruments evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.
          1.45 Estate means the estate of each of the Debtors as created under section 541 of the Bankruptcy Code.

          1.46 Exit Facility means the revolving loan and letter of credit facility to be provided to Reorganized Nortek and the other borrowers named therein, pursuant to the terms and conditions of the Exit Facility Documents.
          1.47 Exit Facility Agent means the administrative agent under the Exit Facility, or any successor administrative agent thereunder.
          1.48 Exit Facility Documents means those documents evidencing the terms of the Exit Facility attached to the Plan Supplement.
          1.49 Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.
          1.50 General Unsecured Claim means any Claim against any Debtor other than an 8 1/2% Indenture Guarantee Claim, 8 1/2% Notes Claim, 9 7/8% Notes Claim, 10% Indenture Guarantee Claim, 10% Notes Claim, ABL Facility Claim, NTK Holdings Senior Unsecured Loan Agreement Claim, NTK 10 3/4% Notes Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, Parent Company Intercompany Claim, Nortek Holdings Secured Claim, NTK Holdings Secured Claim or Nortek Other Secured Claim.
          1.51 Group Tax Returns has the meaning ascribed to such term in Section 13.11(a) hereof.
          1.52 Indentures means the 8 1/2% Indenture, the 9 7/8% Indenture, the 10% Indenture, and the NTK 10 3/4% Indenture.
          1.53 Indenture Trustee means U.S. Bank National Association and/or its successors, as indenture trustee under the 8 1/2% Indenture, 9 7/8% Indenture, 10% Indenture, and the NTK 10 3/4% Indenture.

          1.54 Indenture Trustee Claims means the reasonable fees, costs, and expenses incurred by the Indenture Trustee under the Indentures in the performance of its duties and as provided under the Indentures (including the reasonable fees, costs, and expenses incurred by the Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs, and expenses are reimbursable under the terms of the applicable indenture.
          1.55 Intercompany Claim means any Claim against Nortek or any Subsidiary Debtor held by another Debtor, except a Parent Company Intercompany Claim.
          1.56 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.
          1.57 Linear means Linear LLC.
          1.58 Local Bankruptcy Rules means the Local Bankruptcy Rules for the District of Delaware.
          1.59 Management Agreement means that certain Management Agreement, dated as of August 27, 2004, among Nortek Holdings, Nortek and Sponsor.
          1.60 New Common Stock means the new common stock, par value $.01 per share, issued by Nortek on the Effective Date, as further described in the Disclosure Statement in the section thereof titled “Description of New Common Stock,” of which twenty million (20,000,000) shares shall be authorized pursuant to the Restated Certificate of Incorporation and up to fifteen million (15,000,000) shares shall be issued pursuant to the Prepackaged Plan.
          1.61 New Nortek Senior Secured Indenture means that certain indenture pursuant to which the New Nortek Senior Secured Notes may be issued, substantially in the form to be included in the Plan Supplement.
          1.62 New Nortek Senior Secured Notes means those certain new 11% senior secured notes that may be issued by Nortek pursuant to the New Nortek Senior Secured Indenture, as further described in the Disclosure Statement in the section titled “Description of New Nortek Senior Secured Notes” if Nortek Class 3 votes to accept the Plan, or if Nortek Class 3 votes to reject the Prepackaged Plan and the Debtors do not exercise the Reinstatement Alternative, such other notes having the terms necessary to satisfy the requirements of section 1129(b) of the Bankruptcy Code as set forth in section 4.13(b).
          1.63 New Warrants means warrants issued by Nortek, to acquire New Common Stock, as further described in the “Description of New Warrants” section in the Disclosure Statement, and governed by the New Warrant Agreement.

          1.64 New Warrant Agreement means the warrant agreement governing the New Warrants, substantially in the form to be included in the Plan Supplement.
          1.65 Nortek means Nortek, Inc.
          1.66 Nortek Equity Interest means any Equity Interest in Nortek.
          1.67 Nortek Group means (i) the affiliated group of corporations, within the meaning of section 1504 of the Tax Code, of which NTK Holdings is the common parent, and (ii) any other group of corporations filing consolidated, combined or unitary tax returns for state or local tax purposes of which NTK Holdings or Nortek Holdings is the common parent.
          1.68 Nortek General Unsecured Claim means any Claim against Nortek or any Subsidiary Debtor other than an 8 1/2% Indenture Guarantee Claim, 8 1/2% Notes Claim, 9 7/8% Notes Claim, 10% Indenture Guarantee Claim, 10% Notes Claim, ABL Facility Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, Parent Company Intercompany Claim, or Nortek Other Secured Claim.
          1.69 Nortek Holdings means Nortek Holdings, Inc.
          1.70 Nortek Holdings Equity Interest means any Equity Interest in Nortek Holdings.
          1.71 Nortek Holdings General Unsecured Claim means any Claim against Nortek Holdings other than an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim or Nortek Holdings Secured Claim.
          1.72 Nortek Holdings Secured Claim means any Secured Claim against Nortek Holdings.
          1.73 Nortek Other Secured Claim means any Secured Claim against Nortek and the Subsidiary Debtors, other than a 10% Notes Claim or an ABL Facility Claim.
          1.74 Noteholder Consent means the reasonable consent of the majority in principal amount of the holders of 8 1/2% Notes that are members of the Ad Hoc Committee.
          1.75 NTK 10 3/4% Indenture means that certain indenture, dated as of February 15, 2005, between NTK Holdings and the Indenture Trustee, pursuant to which the NTK 10 3/4% Notes were issued.
          1.76 NTK 10 3/4% Notes means those certain 10 3/4% Senior Discount Notes due 2014 issued by NTK Holdings pursuant to the NTK 10 3/4% Indenture.

          1.77 NTK 10 3/4% Notes Claims means any Claim against NTK Holdings arising under or in connection with the NTK 10 3/4 % Notes or the NTK 10 3/4 % Indenture.
          1.78 NTK Holdings means NTK Holdings, Inc.
          1.79 NTK Holdings Equity Interest means any Equity Interest in NTK Holdings.
          1.80 NTK Holdings General Unsecured Claim means any Claim against NTK Holdings other than an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, NTK Holdings Senior Unsecured Loan Claim, NTK 10 3/4 % Notes Claim and an NTK Holdings Secured Claim.
          1.81 NTK Holdings Secured Claim means any Secured Claim against NTK Holdings.
          1.82 NTK Holdings Senior Unsecured Loan Agreement means that certain Senior Unsecured Loan Agreement, dated as of May 10, 2006, among NTK Holdings, as borrower, the NTK Lender Agent, and the lenders named therein.
          1.83 NTK Holdings Senior Unsecured Loan Claim means any Claim against NTK Holdings, arising under or in connection with, the NTK Holdings Senior Unsecured Loan Agreement.
          1.84 NTK Holdings Senior Unsecured Loans means, at any point in time, the amount of outstanding borrowings made by NTK Holdings pursuant to the NTK Holdings Senior Unsecured Loan Agreement.
          1.85 NTK Lender Agent means Goldman Sachs Credit Partners L.P., as administrative agent under the NTK Holdings Senior Unsecured Loan Agreement.
          1.86 NTK Lender Agent Claims means the reasonable fees, costs, and expenses incurred by the NTK Lender Agent under the NTK Holdings Senior Unsecured Loan Agreement in the performance of its duties and as provided under the NTK Holdings Senior Unsecured Loan Agreement (including the reasonable fees, costs, and expenses incurred by the NTK Lender Agent’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs, and expenses are reimbursable under the terms of the NTK Holdings Senior Unsecured Loan Agreement.
          1.87 NTK Shareholders means (i) THL-Nortek Investors, LLC, (ii) the holders of equity interests in THL-Nortek Investors, LLC as of the Petition Date or the Effective Date, and (iii) the controlled affiliates of the entities in (i)-(ii) (other than the “portfolio companies” controlled or managed by them and Nortek).
          1.88 Parent Company Intercompany Claims means any Claim held by NTK Holdings or Nortek Holdings against Nortek and/or any Subsidiary Debtor.

          1.89 Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.
          1.90 Petition Date means the date on which each of the respective Debtors files its voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code.
          1.91 Plan Supplement means the compilation of documents and exhibits relevant to the implementation of the Prepackaged Plan filed with the Bankruptcy Court not later than ten (10) days prior to the deadline for filing objections to the Prepackaged Plan, each in form and substance, including any alteration, amendment, modification or supplement, subject to the reasonable consent of the Debtors and Noteholder Consent, including the Restated Certificate of Incorporation, the Restated Bylaws, the New Nortek Senior Secured Notes Indenture, the New Warrant Agreement, the Equity Incentive Plan, the Emergence Bonus Plan, the Registration Rights Agreement, any amendment or replacement to the existing ABL Facility Agreement and the schedule of executory contracts and unexpired leases to be rejected. In addition, the Plan Supplement shall include the list of the initial members of the board of directors and officers of the Reorganized Debtors, to be selected in accordance with Section 6.2(c) hereof.
          1.92 Prepackaged Plan means this prepackaged plan of reorganization, including the exhibits and schedules hereto and contained in the Plan Supplement.
          1.93 Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.
          1.94 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
          1.95 Rangaire means Rangaire LP, Inc.
          1.96 Registration Rights Agreement means the agreement, substantially in the form to be included in the Plan Supplement.
          1.97 Reinstatement Alternative means the Debtors’ option to reinstate the 10% Notes Claims and treat such Claims as unimpaired pursuant to section 1124 of the Bankruptcy Code in the event that Nortek Class 3 votes to reject the Prepackaged Plan.
          1.98 Released Parties means (i) any holder signatory to the Restructuring Agreement that is a holder of 8 1/2% Notes, 10% Notes, or NTK 10 3/4% Notes and such holder’s successors and assigns thereunder; (ii) the Indenture Trustee; (iii) the Ad Hoc Committee and its members; (iv) the Ad Hoc Group of 10% Noteholders and its members, provided, however, that no individual member of the Ad Hoc Group of 10% Noteholders shall be a Released Party if such member or any transferee thereof (as applicable), as a holder of a Claim, rejects the Prepackaged Plan or objects to it; (v) the NTK Shareholders; (vi) the Sponsor and Sponsor Affiliates, provided, however, that the Sponsor and Sponsor Affiliates shall only be Released Parties if the Sponsor, any Sponsor Affiliate and any transferee thereof (as applicable) votes, as a holder of any Claim for which it is entitled to vote, affirmatively for the Prepackaged Plan and does not object to it; (vii) the lenders and administrative agent under the NTK Holdings Senior Unsecured Loan Agreement and the ABL Facility Agreement and their respective successors and assigns; (viii) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the Debtors; (ix) the lenders and administrative agent under the Exit Facility Documents and their respective successors and assigns; (x) the Debtors; (xi) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (x) hereof; provided, however, that professional advisors and attorneys in clause (xi) shall only include those that provided services related to the transactions contemplated by this Prepackaged Plan, and/or the Restructuring Agreement (and any predecessor restructuring transaction), including the acquisition of any financing related to any such transactions; and (xii) the directors, officers, affiliates, partners, members, representatives and employees of the parties described in clauses (i) through (xi) hereof.
          1.99 Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on [___], 2009, in the United States District Court for the District of Delaware and styled In re NTK Holdings, Inc., et al., 09-[___] (Jointly Administered).
          1.100 Reorganized Debtor means any of the Debtors after the Effective Date.
          1.101 Reorganized Nortek means Nortek after the Effective Date.
          1.102 Restated Bylaws means the amended and restated bylaws to be adopted by Nortek upon the Effective Date, substantially in the form to be included in the Plan Supplement.
          1.103 Restated Certificate of Incorporation means the second amended and restated certificate of incorporation to be adopted by Nortek and filed with the Secretary of State of the State of Delaware prior to or on the Effective Date, which shall be substantially in the form to be included in the Plan Supplement.
          1.104 Restructuring Agreement means that certain agreement, dated September 3, 2009, by and among the Debtors, and certain holders of the 8 1/2% Notes, 10% Notes, and NTK 10 3/4% Notes, as amended.
          1.105 Secured Claim means, with respect to any Claim against any Debtor, that portion which, pursuant to section 506 of the Bankruptcy Code, is (a)

secured by a valid, perfected and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Prepackaged Plan (subject to the occurrence of the Effective Date). The defined term Secured Claim includes any Claim that is: (i) subject to an offset right under applicable law, and (ii) a secured claim against a Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.
          1.106 Sponsor means THL Managers V, LLC.
          1.107 Sponsor Affiliate means any Affiliate of the Sponsor or any fund managed by an Affiliate of the Sponsor.
          1.108 Sponsor Expense Claims means all reasonable fees and expenses incurred by Ropes & Gray LLP solely to the extent related to advising and representing the Sponsor, in its capacity as such, and any Sponsor Affiliates in their capacities as holders of Claims or Equity Interests, pursuant to the terms of their prepetition engagement arrangements, without any requirement for the filing of retention applications, fee applications or any other applications in the Debtors’ Reorganization Cases, which, in each case shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person; provided, however, that Sponsor Expense Claims incurred after the Petition Date shall be Allowed only in an aggregate amount not to exceed $250,000.
          1.109 Subsidiary Debtors means Aigis Mechtronics, Inc., Broan-Mexico Holdings, Inc., Broan-NuTone LLC, Broan-NuTone Storage Solutions LP, CES Group, Inc., CES International Ltd., Cleanpak International, Inc., Elan Home Systems, L.L.C., Gefen, Inc., Governair Corporation, GTO, Inc., HC Installations, Inc., Huntair, Inc., International Electronics, LLC, Linear LLC, Linear H.K. LLC, Lite Touch, Inc., Magenta Research Ltd., Mammoth-Webco, Inc., Niles Audio Corporation, Nordyne Inc., Nordyne International, Inc., Nortek International, Inc., NuTone, LLC, OmniMount Systems, Inc., Operator Specialty Company, Inc., Pacific Zephyr Range Hood, Inc., Panamax Inc., Rangaire GP, Inc., Rangaire LP, Inc., Secure Wireless, Inc., Speakercraft, Inc., Temtrol, Inc., Xantech Corporation and Zephyr Corporation.
          1.110 Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.
          1.111 Temtrol means Temtrol, Inc.

B. Rules of Interpretation.
          For purposes of the Prepackaged Plan: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) unless otherwise specified, any reference in the Prepackaged Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Prepackaged Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to a Person as a holder of a Claim or Equity Interest includes that Person’s successors and assigns; (5) unless otherwise specified, all references in the Prepackaged Plan to articles are references to articles of the Prepackaged Plan; (6) unless otherwise specified, all references in the Prepackaged Plan to exhibits are references to exhibits in the Plan Supplement; (7) the words “herein,” “hereof,” and “hereby” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to articles of the Prepackaged Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise set forth in the Prepackaged Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form in the Prepackaged Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) all references to docket numbers of documents filed in the Debtors’ Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Debtors’ Reorganization Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further Bankruptcy Court order.
          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II
PROVISIONS FOR PAYMENT OF UNCLASSIFIED
ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS
          2.1 Administrative Expense Claims.
          Each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of Ad Hoc Committee Claims, Ad Hoc Group of 10% Noteholders Claims and Sponsor Expense Claims, in the ordinary course of business pursuant to the terms of prepetition engagement letters, if applicable, without the requirement to file a fee or other application with the Bankruptcy Court, but no later than the Effective Date, (b) in the case of professional fees and expenses for other advisors, as soon as practicable after Bankruptcy Court approval thereof, or, in the case of professionals retained by the Debtors in the ordinary course of their business, if any, on such terms as are customary between the Debtors and such professionals; (c) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Debtor’s business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions, or (d) with respect to any Claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such Claim and the Debtors. Disputed but not yet Allowed Administrative Expense Claims will be reserved for as of the Effective Date and will receive payment on the later of (i) the date such Disputed Allowed Administrative Expense Claim becomes Allowed and (ii) the date on which such payment would be made in the ordinary course of the Debtor’s business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions. Notwithstanding the foregoing, any Indenture Trustee Claims related to the 10 3/4% Notes and any NTK Lender Agent Claims shall only be deemed Administrative Expense Claims and paid, on or after the Effective Date, if the Prepackaged Plan is confirmed with respect to NTK Holdings and Nortek Holdings.
          2.2 Professional Compensation and Reimbursement Claims.
          Except as provided in Section 2.1 hereof, all Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.
          2.3 Secured Tax Claims.
          Except to the extent that a holder of an Allowed Secured Tax Claim against a Debtor agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Secured Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the holder of such Claim.
          2.4 Priority Tax Claims.
          Except to the extent that a holder of an Allowed Priority Tax Claim against a Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the holder of such Claim.
ARTICLE III
CLASSIFICATION OF CLAIMS
AND EQUITY INTERESTS
          The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors (but not NTK Holdings and Nortek Holdings) for purposes of the Prepackaged Plan only. Accordingly, for purposes of the Prepackaged Plan, the assets and liabilities of Nortek and the Subsidiary Debtors are deemed the assets and liabilities of a single, consolidated Person.
          The categories of Claims and Equity Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Prepackaged Plan as follows:

Class	Designation	Impairment	Entitled to Vote
NTK Holdings	NTK Holdings	Unimpaired	No (deemed to accept)
Class 1	Priority Non-Tax
Claim

Class	Designation	Impairment	Entitled to Vote
NTK Holdings	NTK 10 3/4% Notes	Impaired	Yes
Class 2	Claims

NTK Holdings	NTK Holdings	Impaired	Yes
Class 3	Senior Unsecured
Loan Claims

NTK Holdings	NTK Holdings	Unimpaired	No (deemed to accept)
Class 4	Secured Claims

NTK Holdings	NTK Holdings	Unimpaired	No (deemed to accept)
Class 5	General Unsecured
Claims

NTK Holdings	NTK Holdings Equity	Impaired	No (deemed to reject)
Class 6	Interests

Nortek Holdings	Nortek Holdings	Unimpaired	No (deemed to accept)
Class 1	Priority Non-Tax
Claim

Nortek Holdings	Nortek Holdings	Unimpaired	No (deemed to accept)
Class 2	Secured Claims

Nortek Holdings	Nortek Holdings	Unimpaired	No (deemed to accept)
Class 3	General Unsecured
Claims

Nortek Holdings	Nortek Holdings	Impaired	No (deemed to reject)
Class 4	Equity Interests

Nortek	Priority Non-Tax	Unimpaired	No (deemed to accept)
Class 1	Claim

Nortek	ABL Facility	Unimpaired	No (deemed to accept)
Class 2	Claims

Nortek	10% Notes Claims	May be Impaired	Yes
Class 3

Nortek	Nortek Other	Unimpaired	No (deemed to accept)
Class 4	Secured Claims

Class	Designation	Impairment	Entitled to Vote
Nortek	8 1/2% Notes Claims	Impaired	Yes
Class 5

Nortek	9 7/8% Notes Claims	Impaired	Yes
Class 6

Nortek	General Unsecured	Unimpaired	No (deemed to accept)
Class 7	Claims

Nortek	Nortek Intercompany	May be Impaired	Yes
Class 8	Claims

Nortek	Parent Company	Impaired	Yes
Class 9	Intercompany Claims

Nortek	Nortek Equity	Impaired	No (deemed to reject)
Class 10	Interests
ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS
          4.1 NTK Holdings Class 1 — NTK Holdings Priority Non-Tax Claims.
          (a) Impairment and Voting. NTK Holdings Class 1 is unimpaired by the Prepackaged Plan. Each holder of an Allowed NTK Holdings Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed NTK Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such NTK Holdings Priority Non-Tax Claim.
          4.2 NTK Holdings Class 2 — NTK 10 3/4% Notes Claims.
          (a) Allowance, Impairment and Voting. The NTK 10 3/4% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $403 million, plus (ii) the accreted but unpaid interest under the NTK 10 3/4% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the NTK 10 3/4% Indenture), except to the extent that Claims of the Indenture Trustee under the NTK 10 3/4% Indenture are otherwise provided to be paid or satisfied. NTK Holdings Class 2 is impaired by the Prepackaged Plan. Each holder of an Allowed NTK 10 3/4% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.
          (b) Distribution. On the Effective Date, except to the extent that the holder of an Allowed NTK 10 3/4% Notes Claim agrees to less favorable treatment, each holder of a NTK 10 3/4% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of NTK 10 3/4% Notes held by each holder) of 1.1762% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all New Warrants.
          4.3 NTK Holdings Class 3 — NTK Holdings Senior Unsecured Loan Claims.
          (a) Allowance, Impairment and Voting. The NTK Holdings Senior Unsecured Loan Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $262 million, plus (ii) the accrued but unpaid interest under the NTK Holdings Senior Unsecured Loan Agreement as of the Petition Date, plus (iii) all other Obligations (as defined in the NTK Holdings Senior Unsecured Loan Agreement), except to the extent that Claims of the NTK Lender Agent under the NTK Holdings Senior Unsecured Loan Agreement are otherwise provided to be paid or satisfied. NTK Holdings Class 3 is impaired by the Prepackaged Plan. Each holder of an Allowed NTK Holdings Senior Unsecured Loan Claim is entitled to vote to accept or reject the Prepackaged Plan.
          (b) Distribution. On the Effective Date, except to the extent that the holder of an Allowed NTK Holdings Senior Unsecured Loan Claim agrees to less favorable treatment, each holder of a NTK Holdings Senior Unsecured Loan Claim shall receive such holder’s pro rata share (based upon the principal amount of NTK Holdings Senior Unsecured Loans held by each holder) of 0.8238% of the number of shares of New Common Stock outstanding on the Effective Date and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date, assuming the exercise of all New Warrants.

          4.4 NTK Holdings Class 4 — NTK Holdings Secured Claims.
          (a) Allowance, Impairment and Voting. NTK Holdings Class 4 is unimpaired by the Prepackaged Plan. Each holder of an Allowed NTK Holdings Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed NTK Holdings Secured Claim agrees to less favorable treatment, each Allowed NTK Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed NTK Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such NTK Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed NTK Holdings Secured Claim to the extent of the value of the holder of such Allowed NTK Holdings Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed NTK Holdings Secured Claim and any interest on such Allowed NTK Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.
          4.5 NTK Holdings Class 5 — NTK Holdings General Unsecured Claims.
          (a) Allowance, Impairment and Voting. NTK Holdings Class 5 is unimpaired by the Prepackaged Plan. Each holder of an Allowed NTK Holdings General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed NTK Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed NTK Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed NTK Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed NTK Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed NTK Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Debtors’ business and (iii) the date otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim.

          4.6 NTK Holdings Class 6 — NTK Holdings Equity Interests.
          (a) Impairment and Voting. Class 6 is impaired by the Prepackaged Plan. Each holder of an Allowed NTK Holdings Equity Interest shall be conclusively deemed to have rejected the Prepackaged Plan.
          (b) Distribution. On the Effective Date, all existing NTK Holdings Equity Interests shall be cancelled, and the holders of the Allowed NTK Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed NTK Holdings Equity Interests. Unless THL-Nortek Investors, LLC (including the THL Holders, as defined in the Amended and Restated Limited Liability Company Agreement of THL-Nortek Investors, LLC as amended to date) agree otherwise, on the Effective Date, NTK Holdings shall be either dissolved or converted into a limited liability company under applicable state law.
          4.7 Nortek Holdings Class 1 — Nortek Holdings Priority Non-Tax Claims.
          (a) Impairment and Voting. Nortek Holdings Class 1 is unimpaired by the Prepackaged Plan. Each holder of an Allowed Nortek Holdings Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Nortek Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Nortek Holdings Priority Non-Tax Claim.
          4.8 Nortek Holdings Class 2 — Nortek Holdings Secured Claims.
          (a) Allowance, Impairment and Voting. Nortek Holdings Class 2 is unimpaired by the Prepackaged Plan. Each holder of an Allowed Nortek Holdings Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Holdings Secured Claim agrees to less favorable treatment, each Allowed Nortek Holdings Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Holdings Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Holdings Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Holdings Secured Claim to the extent of the value of the holder of such Allowed Nortek Holdings Secured

Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Holdings Secured Claim and any interest on such Allowed Nortek Holdings Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.
          4.9 Nortek Holdings Class 3 — Nortek Holdings General Unsecured Claims.
          (a) Allowance, Impairment and Voting. Nortek Holdings Class 3 is unimpaired by the Prepackaged Plan. Each holder of an Allowed Nortek Holdings General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek Holdings General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek Holdings General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed Nortek Holdings General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek Holdings General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Debtors’ business and or (iii) as otherwise agreed by the Debtors, subject to Noteholder Consent, and the holder of such Claim.
          4.10 Nortek Holdings Class 4 — Nortek Holdings Equity Interests.
          (a) Impairment and Voting. Nortek Holdings Class 4 is impaired by the Prepackaged Plan. Each holder of an Allowed Nortek Holdings Equity Interest is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.
          (b) Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Holdings Equity Interests shall be cancelled, and the holders of the Allowed Nortek Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Holdings Equity Interests. Notwithstanding the foregoing, unless otherwise determined by the Debtor, subject to Noteholder Consent, the corporate existence of Nortek Holdings shall continue and Nortek Holdings shall not be liquidated, wound up or dissolved. Following the Effective Date during such time as the reinstated 10% Notes remain outstanding, if funds are required by Nortek Holdings to pay franchise taxes and similar items necessary to maintain Nortek Holdings’ corporate existence, such funds shall be advanced to Nortek Holdings by Reorganized Nortek.

          4.11 Nortek Class 1 — Nortek Priority Non-Tax Claims.
          (a) Impairment and Voting. Nortek Class 1 is unimpaired by the Prepackaged Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.
          4.12 Nortek Class 2 — ABL Facility Claims.
          (a) Allowance, Impairment and Voting. The ABL Facility Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $165,000,000, plus (ii) $21,684,000 of outstanding letters of credit under the United States portion of the ABL Facility, plus (iii) the accrued but unpaid interest at the non-default rate under the ABL Facility Agreement as of the Effective Date, plus (iv) all other Obligations (as defined in the ABL Facility Agreement), except to the extent that Claims under the ABL Facility Agreement are otherwise provided to be paid or satisfied. Nortek Class 2 is unimpaired by the Prepackaged Plan. Each holder of an Allowed ABL Facility Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practical, absent an agreement to amend the existing ABL Facility, each holder of an Allowed ABL Facility Claim shall be paid an amount in Cash equal to the Allowed amount of such ABL Facility Claim.
          4.13 Nortek Class 3 — 10% Notes Claims.
          (a) Allowance, Impairment and Voting. The 10% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $750 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied. Nortek Class 3 may be impaired by the Prepackaged Plan. Each holder of an Allowed

10% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claims will be unimpaired if the Debtors exercise the Reinstatement Alternative. For the avoidance of doubt, the Debtors will only seek to exercise the Reinstatement Alternative if Nortek Class 3 does not vote to accept the Prepackaged Plan.
          (b) Distributions. On the Effective Date, if Nortek Class 3 votes to reject the Prepackaged Plan, such Class will be (i) treated as unimpaired and reinstated in its entirety or (ii) receive such treatment as required to satisfy the requirements of section 1129(b) of the Bankruptcy Code (provided that such treatment shall not provide for (x) a lower interest rate, later maturity, modified call protection, any other material economic term, or different security interest priority than is currently provided for in the 10% Notes or (y) a distribution of New Common Stock or other Equity Interest in any Reorganized Debtor). If Nortek Class 3 votes to accept the Prepackaged Plan, on the Effective Date, each holder of an Allowed Nortek Class 3 Claim will receive from Nortek, in exchange for such Claim, (x) its pro rata share of New Senior Secured Notes having an aggregate principal amount equal to (i) $750 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the 10% Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 10% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 10% Notes are otherwise provided to be paid or satisfied, and (y) its pro rata share of 5% of the number of shares of New Common Stock outstanding on the Effective Date.
          4.14 Nortek Class 4 — Nortek Other Secured Claims.
          (a) Allowance, Impairment and Voting. Nortek Class 4 is unimpaired by the Prepackaged Plan. Each holder of an Allowed Nortek Other Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Nortek Other Secured Claim agrees to less favorable treatment, each Allowed Nortek Other Secured Claim shall either (i) be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Nortek Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) receive (w) Cash in an amount equal to the Allowed amount of such Nortek Other Secured Claim, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Nortek Other Secured Claim to the extent of the value of the holder of such Allowed Nortek Other Secured Claim’s secured interest in such Collateral, (y) the Collateral securing such Allowed Nortek Other Secured Claim and any interest on such Allowed Nortek Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.

          4.15 Nortek Class 5 — 8 1/2% Notes Claims.
          (a) Allowance, Impairment and Voting. The 8 1/2% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $625 million, plus (ii) the accrued but unpaid interest under the 8 1/2% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 8 1/2% Notes Indenture), except to the extent that the Claim of the Indenture Trustee under the 8 1/2% Notes are otherwise provided to be paid or satisfied. Nortek Class 5 is impaired by the Prepackaged Plan. Each holder of an Allowed 8 1/2% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.
          (b) Distribution. On the Effective Date, except to the extent that the holder of an Allowed 8 1/2% Notes Claim agrees to less favorable treatment, each holder of a 8 1/2% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claim for such holder’s pro rata share (based upon the principal amount of 8 1/2% Notes held by each holder) of 96.4858% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 91.5630% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.
          4.16 Nortek Class 6 — 9 7/8% Notes Claims.
          (a) Allowance, Impairment and Voting. The 9 7/8% Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $10 million, plus (ii) the accrued but unpaid interest under the 9 7/8% Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 9 7/8% Notes Indenture), except to the extent that Claims of the Indenture Trustee under the 9 7/8% Notes are otherwise provided to be paid or satisfied. Nortek Class 6 is impaired by the Prepackaged Plan. Each holder of an Allowed 9 7/8% Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.
          (b) Distribution. On the Effective Date, except to the extent that the holder of an Allowed 9 7/8% Notes Claim agrees to less favorable treatment, each holder of a 9 7/8% Notes Claim shall exchange with Nortek all, and not less than all, of such holder’s Claims for such holder’s pro rata share (based upon the principal amount of 9 7/8% Notes held by each holder) of 1.5142% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to reject the Prepackaged Plan or 1.4370% of the number of shares of New Common Stock outstanding on the Effective Date if Nortek Class 3 votes to accept the Prepackaged Plan.

          4.17 Nortek Class 7 — Nortek General Unsecured Claims.
          (a) Impairment and Voting Nortek Class 7 is unimpaired by the Prepackaged Plan. Each holder of an Allowed Nortek General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.
          (b) Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Nortek General Unsecured Claim agrees to less favorable treatment of such Allowed Nortek General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Nortek General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed Nortek General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Nortek General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business and or (iii) the date otherwise agreed to by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Nortek General Unsecured Claim in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any Nortek General Unsecured Claim, whether or not objected to prior to the Effective Date.
          4.18 Nortek Class 8 — Intercompany Claims.
          (a) Impairment and Voting. Nortek Class 8 may be impaired by the Prepackaged Plan. Each holder of an Allowed Intercompany Claim is entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 4.18(b)(i) hereof.
          (b) Distribution. Except as set forth in Section 6.3 or to the extent that a holder of an Allowed Intercompany Claim agrees to less favorable treatment of such Allowed Intercompany Claim, each Intercompany Claim shall be either (i) reinstated to the extent determined to be appropriate by the Debtors or (ii) adjusted, continued or capitalized, either directly or indirectly, in whole or in part. Any such transaction may be effected on or subsequent to the Effective Date without any further authorization from the Bankruptcy Court or other action by the holders of Reorganized Nortek Equity Interests.
          4.19 Nortek Class 9 — Parent Company Intercompany Claims.
          (a) Impairment and Voting. Nortek Class 9 is impaired by the Prepackaged Plan. Each holder of an Allowed Parent Company Intercompany Claim is entitled to vote to accept or reject the Prepackaged Plan.

          (b) Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, any Allowed Parent Company Intercompany Claim shall be extinguished, and the holders of any Allowed Parent Company Intercompany Claim shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Parent Company Intercompany Claim; provided, however, that the distributions to creditors in NTK Holdings Class 2 (NTK Holdings 10 3/4% Notes Claim) and the NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claim), if applicable, shall be in consideration, in part, for the extinguishment of any Parent Company Intercompany Claims.
          4.20 Nortek Class 10 — Nortek Equity Interests.
          (a) Impairment and Voting. Nortek Class 10 is impaired by the Prepackaged Plan. Each holder of an Allowed Nortek Equity Interest is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.
          (b) Distribution. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Nortek Equity Interests shall be cancelled, and the holders of the Allowed Nortek Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Nortek Equity Interests. Except for the changes in Equity Interests resulting from the mergers described in Section 6.3, the Equity Interests of the Subsidiary Debtors shall continue to be owned by Nortek or the applicable Subsidiary Debtor, as applicable, as of the Petition Date.
ARTICLE V
IDENTIFICATION OF CLASSES OF CLAIMS AND
EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR
REJECTION OF THIS PLAN OF REORGANIZATION
          5.1 Holders of Claims and Equity Interests Entitled to Vote.
          Each of NTK Holdings Class 2 (NTK 10 3/4% Notes Claims), NTK Holdings Class 3 (NTK Holdings Senior Unsecured Loan Claims), Nortek Class 3 (10% Notes Claims), Nortek Class 5 (8 1/2% Notes Claims), Nortek Class 6 (9 7/8% Notes Claims), Nortek Class 8 (Intercompany Claims) and Nortek Class 9 (Parent Company Intercompany Claims) is entitled to vote to accept or reject this Prepackaged Plan.
          5.2 Holders of Claims and Equity Interests Not Entitled to Vote.
          Each of NTK Holdings Class 1 (NTK Holdings Priority Non-Tax Claim), NTK Holdings Class 4 (NTK Holdings Secured Claims), NTK Holdings Class 5 (NTK Holdings General Unsecured Claims), Nortek Holdings Class 1 (Nortek Holdings Priority

Non-Tax Claim), Nortek Holdings Class 2 (Nortek Holdings Secured Claims), Nortek Holdings Class 3 (Nortek Holdings General Unsecured Claims), Nortek Class 1 (Priority Non-Tax Claim), Nortek Class 2 (ABL Facility Claims), Nortek Class 4 (Nortek Other Secured Claims), and Nortek Class 7 (Other General Unsecured Claims) is unimpaired by the Prepackaged Plan and the holders of Allowed Claims or Allowed Equity Interests in each of such Classes are conclusively presumed to have accepted the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan.
          Each of NTK Holdings Class 6 (NTK Holdings Equity Interests), Nortek Holdings Class 4 (Nortek Holdings Equity Interests), and Nortek Class 10 (Nortek Equity Interests) is impaired by the Prepackaged Plan and the holders of Equity Interests in such Classes are presumed to have rejected the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan.
          5.3 Nonconsensual Confirmation.
          If any impaired Class of Claims entitled to vote shall not accept the Prepackaged Plan by the requisite statutory majority provided in section 1126(c) or (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Prepackaged Plan in accordance with Section 13.6 hereof or undertake to have the Bankruptcy Court confirm the Prepackaged Plan under section 1129(b) of the Bankruptcy Code or both.
ARTICLE VI
MEANS OF IMPLEMENTATION
AND POST-EFFECTIVE DATE GOVERNANCE
          6.1 Substantive Consolidation.
          The Prepackaged Plan is premised upon the substantive consolidation of Nortek and the Subsidiary Debtors for purposes of the Prepackaged Plan only. Accordingly, on the Effective Date, Nortek and the Subsidiary Debtors and their Estates shall, for purposes of the Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of Nortek and the Subsidiary Debtors shall be treated for purposes of the Prepackaged Plan only as though they were merged, (ii) all guarantees of Nortek and the Subsidiary Debtors of payment, performance, or collection of obligations of any other of Nortek or the Subsidiary Debtors shall be eliminated and cancelled, (iii) all joint obligations of two or more of Nortek and/or the Subsidiary Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Nortek and the Subsidiary Debtors, and (iv) any Claim filed in the Debtors’ Reorganization Cases or any of the Subsidiary Debtors shall be deemed filed against the consolidated Nortek and the Subsidiary Debtors and a single obligation of the consolidated Nortek and the Subsidiary Debtors on and after the Effective Date. Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of Nortek and the Subsidiary Debtors (including the corporate ownership of the Subsidiary

Debtors), and (y) any Intercompany Claim or Parent Company Intercompany Claim.
          6.2 Corporate Action.
          (a) General. Upon the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized Debtors, (iii) the distribution of the New Common Stock, (iv) the distribution of the New Warrants, (v) the issuance of the New Nortek Senior Secured Notes (unless the Debtors exercise the Reinstatement Alternative), (vi) adoption of the Equity Incentive Plan and the Emergence Bonus Plan, and (vii) all other actions contemplated by the Prepackaged Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including (w) the New Nortek Senior Secured Indenture (unless the Debtors exercise the Reinstatement Alternative), (x) the New Warrant Agreement, (y) Exit Facility Documents and (z) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 6.2(a) shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the New Common Stock and New Warrants shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.
          (b) Restated Certificate of Incorporation and Restated Bylaws of Reorganized Nortek and the Other Reorganized Debtors. On the Effective Date, Reorganized Nortek shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies, shall also be amended (and as to the corporate Debtors filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting equity securities. On the Effective Date, the boards of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Debtor.
          (c) Boards of Directors of Reorganized Nortek and the Other Reorganized Debtors. On the Effective Date, the operation of Reorganized Nortek shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Incorporation and Restated Bylaws. On the Effective Date the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents. The initial boards of directors of Reorganized Nortek and the other Reorganized Debtors shall be disclosed in the Plan Supplement. The initial board of directors of Reorganized Nortek will consist of seven (7) to nine (9) directors, one of whom shall be Reorganized Nortek’s Chief Executive Officer, and the remainder of whom shall be individuals selected by the Ad Hoc Committee.
          (d) Officers of Reorganized Nortek and the Other Reorganized Debtors. The initial officers of Reorganized Nortek and the other Reorganized Debtors shall be disclosed in the Plan Supplement to be filed with the Bankruptcy Court prior to the Effective Date. The selection of officers of Reorganized Nortek and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized Nortek or the applicable Reorganized Debtor.
          6.3 Other Internal Restructurings.
          On the Effective Date but prior to the occurrence of the distributions described in Article IV, the following transactions shall occur:
          (a) NTK Holdings and Nortek Holdings (if and as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77 or any comparable provision under state or local law) for the Nortek Group pursuant to Section 13.11(e);
          (b) Each intercompany payable designated as either “Inter Group Transfers” or “Intercompany Clearing” on the books and records of the Debtors shall be eliminated as a matter of law by distributions and/or contributions, including as necessary through any intermediate Debtors, from the obligee to the obligor;
          (c) All intercompany notes payable by Temtrol to Rangaire shall be distributed by Rangaire, and by the intermediate Debtors, to Nortek, and then shall be contributed by Nortek, and by the intermediate Debtors, to Temtrol;
          (d) Each of Nordyne Inc. and Zephyr Corporation shall be converted into a limited liability company under applicable state law; and

          (e) Each of GTO, Inc., SpeakerCraft, Inc., Gefen, Inc., Panamax Inc. and Xantech Corporation shall either be converted into a limited liability company under applicable state law or merged with and into Linear, with Linear surviving, in each case as determined by Nortek.
          In addition, on the Effective Date, the Reorganized Debtors may engage in any other transaction in furtherance of the Prepackaged Plan.
          6.4 Issuance of New Notes.
          Unless the Debtors exercise the Reinstatement Alternative, on the Effective Date, the New Nortek Senior Secured Indenture shall be executed and delivered and the Debtors or the Reorganized Debtors are authorized to issue the New Nortek Senior Secured Notes and to execute, deliver and enter into the New Nortek Senior Secured Indenture without the need for any further corporate action and without further action by the holders of Claims or Equity Interests. On the Effective Date, if the Debtors do not exercise the Reinstatement Alternative, the New Nortek Senior Secured Notes shall be distributed on behalf of Nortek to holders of Allowed 10% Notes Claims. A summary of the New Nortek Senior Secured Indenture is contained in the Disclosure Statement and a copy of the New Nortek Senior Secured Indenture will be filed with the Plan Supplement.
          6.5 Issuance of New Common Stock.
          The issuance of New Common Stock by Nortek is authorized without the need for any further corporate action. On the Effective Date, the New Common Stock shall be distributed on behalf of Nortek to holders of Allowed NTK Holdings Senior Unsecured Loan Claim, holders of Allowed NTK 10 3/4 % Notes Claim, holders of Allowed 8 1/2% Notes Claim, holders of Allowed 9 7/8% Notes Claim, and, if such Class accepts the Prepackaged Plan, holders of 10% Notes Claim.
          6.6 Issuance of New Warrants.
          The issuance of New Warrants by Nortek in accordance with the Prepackaged Plan is authorized without the need for any further corporate action. On the Effective Date, the New Warrants may be distributed on behalf of Nortek to holders of Allowed NTK Holdings Senior Unsecured Loan Claims and the holders of Allowed NTK 10 3/4% Notes Claims, and in all cases shall be governed by the New Warrant Agreement.
          6.7 Cancellation of Existing Securities and Agreements.
          On the Effective Date, the 8 1/2% Indenture, 9 7/8% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 3/4 % Indenture, NTK Holdings Senior Unsecured Loan Agreement, and the Nortek Equity Interests, and related guarantees under the 8 1/2% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), and the ABL Facility Agreement Guarantee shall be cancelled; provided, however the 8 1/2% Indenture,

9 7/8% Indenture, 10% Indenture (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 3/4 % Indenture, NTK Holdings Senior Unsecured Loan Agreement shall continue in effect solely for the purpose of allowing the holders of 8 1/2% Notes Claims, 9 7/8% Notes Claims, 10% Notes Claims (unless the Debtors exercise the Reinstatement Alternative), ABL Facility Agreement, NTK 10 3/4 % Notes Claims, and NTK Holdings Senior Unsecured Loan Claims to receive their distributions hereunder.
          6.8 Surrender of Existing Securities.
          As soon as practicable, on or after the Effective Date, each holder of 8 1/2% Notes Claim, 9 7/8% Notes Claim, 10% Notes Claim (unless the Debtors exercise the Reinstatement Alternative), and NTK 10 3/4 % Notes Claim shall surrender its note(s) to the Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee. No distributions under the Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee as applicable, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made on account thereof. Upon compliance with this Section 6.8 by a holder of any note, such holder shall, for all purposes under the Prepackaged Plan, be deemed to have surrendered such note. Any holder that fails to surrender such note or to satisfactorily explain its non-availability to the Indenture Trustee within one (1) year after the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Prepackaged Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.
          6.9 Agreements with Existing Management.
          On the Effective Date, Nortek shall either enter into new employment agreements with existing Nortek management who are currently subject to a written employment agreement with Nortek, subject to Noteholder Consent, or assume the existing Nortek employment agreements; provided, however, that (a) one employee has agreed to receive additional severance pay and benefits following a specified termination event, which agreement may be reflected, at such employee’s option, in a supplemental severance agreement and (b) certain other employees have agreed to receive a cash lump sum payment they might otherwise be entitled to under their existing employment agreement, on the earliest to occur of: (i) termination of employment for any reason, (ii)

change in control after the date of emergence or (iii) the third anniversary of the date of emergence.
          6.10 Equity Incentive Plan.
          On or before the Effective Date, Nortek shall establish the Equity Incentive Plan which will provide for the issuance of equity awards (50% performance-based restricted stock and 50% incentive stock options) representing an aggregate of 10% of the New Common Stock on a fully diluted basis to officers and key employees of the Reorganized Debtors and their affiliates. The terms and allocation of equity awards shall be mutually agreed to by the Chief Executive Officer and the Ad Hoc Committee (voting based on principal amount of 8 1/2% Notes held by members of the Ad Hoc Committee). Awards to Nortek officers and key employees shall be awarded on the Effective Date.
          6.11 Emergence Bonus Plan.
          On the Effective Date, Nortek shall make any payments approved under the Emergence Bonus Plan.
          6.12 Cancellation of Liens.
          Except as otherwise provided in the Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any Cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.
          6.13 Compromise of Controversies.
          In consideration for the distributions and other benefits provided under the Prepackaged Plan, the provisions of the Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.
          6.14 Confirmation of Reorganization Plans by Less Than All Debtors
          The Debtors reserve the right, after consultation with the Ad Hoc Committee, to proceed with confirmation of the Prepackaged Plan with respect to Nortek and the Subsidiary Debtors regardless of whether the Debtors seek to confirm the Prepackaged Plan with respect to NTK Holdings and Nortek Holdings. The Debtors further reserve the right, after consultation with the Ad Hoc Committee, to withdraw the Prepackaged Plan with respect to either NTK Holdings and Nortek Holdings for any reason and regardless of whether they are continuing to proceed with confirmation of the Prepackaged Plan with respect to Nortek and the Subsidiary Debtors.
ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS
          7.1 Date of Distributions on Account of Allowed Claims.
          Unless otherwise provided herein, any distributions and deliveries to be made under the Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
          7.2 Sources of Cash for Plan Distribution.
          Except as otherwise provided in the Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash on hand, and, to the extent permitted by the Exit Facility Documents, the Exit Facility.
          7.3 Disbursement Agent.
          All distributions under this Prepackaged Plan shall be made by Nortek as Disbursement Agent or such other Person designated by Nortek as a Disbursement Agent on the Effective Date. A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.
          7.4 Rights and Powers of Disbursement Agent.
          The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Prepackaged Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions hereof.
          7.5 Expenses of the Disbursement Agent.
          Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

          7.6 Record Date for Distribution.
          The record date for distributions shall be the Distribution Record Date.
          7.7 Delivery of Distributions.
          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Debtors’ books and records. In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.
          7.8 Indenture Trustee and NTK Lender Agent.
          (a) The Indenture Trustee shall be deemed to be the holder of all 8 1/2% Notes Claims, 9 7/8% Notes Claims, 10% Notes Claims, and NTK 10 3/4 % Notes Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or on behalf of the Indenture Trustee. The Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed 8 1/2% Notes Claims, Allowed 9 7/8% Notes Claims, Allowed 10% Notes Claims, and Allowed NTK 10 3/4 % Notes Claims, as applicable. There will be no distributions to the holders of the Allowed 10% Notes Claims if the Debtors’ choose the Reinstatement Alternative. As soon as practicable following compliance with the requirements set forth in Section 6.8, the Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.
          (b) The NTK Lender Agent shall be deemed to be the holder of all NTK Holdings Senior Unsecured Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of the NTK Holdings Senior Unsecured Loans shall be made to or on behalf of the NTK Lender Agent. The NTK Lender Agent shall hold or direct such distributions for the benefit of the holders of Allowed NTK Holdings Senior Unsecured Loan Claims. As soon as practicable following compliance with the requirements set forth in Section 6.8, the NTK Lender Agent shall arrange to deliver such distributions to or on behalf of such lenders.

          7.9 Manner of Payment Under Prepackaged Plan.
          (a) All distributions of the New Common Stock, the New Warrants, and the New Nortek Senior Secured Notes (unless the Debtors exercise the Reinstatement Alternative) to the holders of Claims under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of Nortek.
          (b) All distributions of Cash under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable Debtor.
          (c) At the option of the Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.
          7.10 Fractional Shares.
          No fractional shares of New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Stock and number of New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.
          7.11 Setoffs and Recoupment.
          The Debtors may, but shall not be required to, setoff against or recoup from any Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim they may have against such claimant.
          7.12 Distributions After Effective Date.
          Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.
          7.13 Exemption from Securities Law.
          The issuance of the New Common Stock, the New Warrants (and the New Common Stock for which such New Warrants are exercisable), the New Nortek Senior Secured Notes (if applicable, including any guarantees issued in connection therewith), and any other securities issued pursuant to the Prepackaged Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.
          7.14 Allocation of Payments
          In the case of distributions with respect to holders of Claims pursuant to this Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.
          7.15 No Postpetition Interest on Claims.
          Unless otherwise specifically provided for in this Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided, however, that this provision shall not impair the rights, if any, of holders of ABL Facility Claims or 10% Notes Claims to recover postpetition interest to the extent required under applicable bankruptcy law.
ARTICLE VIII
PROCEDURES FOR TREATING
DISPUTED CLAIMS UNDER THE PREPACKAGED PLAN
          8.1 Disputed Claims/Process.
          On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtor. If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Effective Date as if the Reorganization Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Reorganization Cases shall be considered objected to and disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn. The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this Section 8.1 of the Prepackaged Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

          8.2 Objections to Claims.
          Except insofar as a Claim is Allowed under the Prepackaged Plan, notwithstanding Section 8.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims. Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (x) the Effective Date and (y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court.
          8.3 No Distributions Pending Allowance.
          If an objection to a Claim is filed as set forth in Section 8.2, no payment or distribution provided under the Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.
          8.4 Distributions After Allowance.
          To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Prepackaged Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.
ARTICLE IX
TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES
          9.1 Assumption and Rejection of Contracts and Leases.
          Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Prepackaged Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms or by agreement of the Parties, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement. Notwithstanding the foregoing, the Management Agreement shall be either rejected or terminated pursuant to its terms as of the Effective Date and, except for Sponsor Expense Claims, no General Unsecured Claim shall arise, survive, or result from such rejection or termination. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.
          Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.
          9.2 Payments Related to Assumption of Contracts and Leases.
          Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as referred to above, the Debtors may change their decision rejecting or assuming the executory contract or unexpired lease.
          9.3 Claims Based on Rejection of Executory Contracts or Unexpired Leases.
          All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their property.
          9.4 Compensation and Benefit Plans and Treatment of Retiree Benefits.
          Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, or as otherwise provided by this Prepackaged Plan all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. Except as otherwise provided by this Prepackaged Plan, the Debtors’ obligations under such plans and programs shall survive confirmation of the Prepackaged Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee Benefit Plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee Benefit Plan or contract.
ARTICLE X
CONDITIONS PRECEDENT
TO EFFECTIVE DATE
          10.1 Conditions Precedent to Effective Date of Prepackaged Plan.
          The occurrence of the Effective Date of the Prepackaged Plan is subject to satisfaction of the following conditions precedent:
          (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto. The Confirmation Order in the Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee.
          (b) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Prepackaged Plan shall have been effected, including the documents comprising the Plan Supplement and, in each case, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.
          (c) Payment of Fees and Expenses. The Ad Hoc Committee Claims that were timely presented shall have been paid in full.
          (d) Corporate Formalities. The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.
          (e) Other Acts. Any other actions the Debtors determine are necessary to implement the terms of the Prepackaged Plan shall have been taken.

          10.2 Waiver of Conditions Precedent.
          Each of the conditions precedent in Section 10.1 (except for Section 10.1(a)) hereof may be waived, in whole or in part, by the Debtors, with Noteholder Consent, without notice or order of the Bankruptcy Court.
          10.3 Reservation of Rights
          The Prepackaged Plan shall have no force or effect unless and until the Effective Date. Prior to the Effective Date, none of the filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or action taken by the Debtors with respect to the Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.
          10.4 Substantial Consummation
          Substantial consummation of the Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.
ARTICLE XI
EFFECT OF CONFIRMATION
          11.1 Vesting of Assets.
          Except as otherwise provided in the Prepackaged Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate Person with all of the powers available to such Person under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.
          11.2 Binding Effect.
          Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Prepackaged Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Prepackaged Plan and whether or not such holder has accepted the Prepackaged Plan.

          11.3 Discharge of the Debtors.
          Except to the extent otherwise provided in the Prepackaged Plan, the treatment of all Claims against or Equity Interests in the Debtors under the Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property. Except as otherwise provided in the Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Prepackaged Plan. Except as otherwise provided in the Prepackaged Plan, all Persons shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.
          11.4 Exculpation.
          To the extent permitted by applicable law and approved by the Bankruptcy Court, the Debtors (including as reorganized), the Ad Hoc Committee, the Ad Hoc Group of 10% Noteholders, the ABL Facility Agent, the Exit Facility Agent, the NTK Lender Agent, Sponsor, any Sponsor Affiliate, the Indenture Trustees, and their respective successors, predecessors, control persons, members, officers, affiliates, directors, employees, and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall not have any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and the pursuit of approval of the Disclosure Statement, the Prepackaged Plan or the solicitation of votes for, or confirmation of, the Prepackaged Plan, the funding of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan. Notwithstanding the foregoing, (i) in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, this exculpation shall have no force and effect with respect to any Claims against the NTK Lender Agent, and shall have no force and effect with respect to any Claims against the Indenture Trustee arising out of or relating to the NTK 10 3/4% Notes, or with respect to either party’s respective successors, predecessors, control persons, members, officers, affiliates, directors, employees, and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons), (ii) this exculpation shall have no force and effect with respect to Sponsor and Sponsor Affiliates if the Sponsor, any Sponsor Affiliate or any transferee thereof (as applicable), as a holder of any Claim for which it is entitled to vote, rejects the Prepackaged Plan or objects to it and (iii) this exculpation shall have no force and effect with respect to any individual member of the Ad Hoc

Group of 10% Noteholders, if such member or any transferee thereof (as applicable), as a holder of a Claim, rejects the Prepackaged Plan or objects to it.
          11.5 Releases By the Debtors.
          Except for the right to enforce the Prepackaged Plan, the Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Debtors and/or their affiliates, advisors, officers, directors and holders of NTK Holdings Equity Interests, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise. Notwithstanding the foregoing, in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, the NTK Lender Agent shall not be a Released Party and the Indenture Trustee shall not be a Released Party with respect to any Claims arising out of or relating to the NTK 10 3/4% Notes. Furthermore, any party that is included within the definition of Released Party by virtue of its relationship to the NTK Lender Agent or the Indenture Trustee shall only be a Released Party to the extent that the NTK Lender Agent or the Indenture Trustee, as applicable, is a Released Party. Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of (i) any Released Party in respect of any express contractual obligation of any such Released Party or (ii) solely in the case of Released Parties that are officers of the Debtors, intentional fraud or theft; it being understood that prospective or forward-looking guidance or projections prepared or released by such officers shall be deemed not to constitute intentional fraud or theft.
          11.6 Releases By Holders of Claims and Equity Interests
          Except for the right to enforce the Prepackaged Plan, each Person who votes to accept the Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Debtors or their affiliates, advisors, officers, directors and holders of NTK Holdings Equity Interests, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise. Notwithstanding the foregoing, in the event that the Prepackaged Plan is not confirmed with respect to NTK Holdings or Nortek Holdings, the NTK Lender Agent shall not be a Released Party and the Indenture Trustee shall not be a Released Party with respect to any claims arising out of or relating to the NTK 10 3/4% Notes. Furthermore, any party that is included within the definition of Released Party by virtue of its relationship to the NTK Lender Agent or the Indenture Trustee shall only be a Released Party to the extent that the NTK Lender Agent or the Indenture Trustee, as applicable, is a Released Party. Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of (i) any Released Party in respect of any express contractual obligation of any such Released Party or (ii) solely in the case of Released Parties that are officers of the Debtors, intentional fraud or theft; it being understood that prospective or forward-looking guidance or projections prepared or released by such officers shall be deemed not to constitute intentional fraud or theft.
          11.7 Waiver of Avoidance Actions
          Effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession against the Released Parties relating to distributions made on account of interest or other obligations under and relating to the 8 1/2% Notes, 9 7/8% Notes, 10% Notes, NTK 10 3/4 % Notes, or the ABL Facility Agreement, as well as management fees, expense reimbursements or distributions on account of Equity Interests whether brought under the Bankruptcy Code or other applicable law.
          11.8 Term of Injunctions or Stays.
          (a) Except as otherwise expressly provided herein, and except with respect to enforcement of the Prepackaged Plan, all Persons who have held, hold or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 11.5 or 11.6 hereof.
          (b) Unless otherwise provided, all injunctions or stays arising under or entered during the Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

          11.9 Termination of Subordination Rights and Settlement of Related Claims.
          The classification and manner of satisfying all Claims and Equity Interests under the Prepackaged Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Prepackaged Plan to holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
          11.10 Indemnification Obligations.
          Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the Debtors as provided in the Debtors’ respective certificates of incorporation, bylaws, applicable law or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Debtors at any time prior to the Effective Date, respectively, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.
          As of the Effective Date, each Debtor’s bylaws or similar agreement shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Debtor at any time prior to the Effective Date at least to the same extent as the bylaws of NTK Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws or similar agreement before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights under this Section 11.10.

          In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. Any directors’ and officers’ insurance policies (including any “tail policy”) obtained by the Debtors between September 1, 2009 and the Effective Date shall be on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the policies of directors’ and officers’ liability insurance maintained on September 1, 2009 by the Debtors, such policy or policies to become effective as of or prior to the Effective Date and remain in effect for a period of six years after the Effective Date; provided, however, that the premium of such run-off policy or policies shall not exceed commercially reasonable amount for a company of comparable size.
          11.11 Preservation of Claims.
          Except as otherwise provided in this Prepackaged Plan, including Sections 11.5, 11.6 and 11.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Debtors. After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.
ARTICLE XII
RETENTION OF JURISDICTION
          The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Debtors’ Reorganization Cases and the Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:
          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;
          (b) To determine any and all adversary proceedings, applications and contested matters in the Debtors’ Reorganization Cases and grant or deny any application involving the Debtors that may be pending on the Effective Date.

          (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Prepackaged Plan;
          (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;
          (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;
          (f) To issue such orders in aid of execution of the Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;
          (g) To consider any amendments to or modifications of the Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;
          (h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;
          (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Prepackaged Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the Prepackaged Plan or any agreement, instrument or other document governing or relating to any of the foregoing;
          (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);
          (k) To hear any other matter not inconsistent with the Bankruptcy Code;
          (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 hereof;
          (m) To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 11.4 hereof;
          (n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any Person with the consummation or implementation of the Prepackaged Plan; and
          (o) To enter a final decree closing the Debtors’ Reorganization Cases.

ARTICLE XIII
MISCELLANEOUS
          13.1 Payment of Statutory Fees.
          All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
          13.2 Payment of Indenture Trustee Fees and NTK Lender Agent Fees.
          (a) The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the Indenture Trustee’s professionals).
          (b) The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the NTK Lender Agent after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the NTK Lender Agent’s professionals).
          (c) Notwithstanding the foregoing, the fees, costs and expenses discussed in this Section 13.2 in respect of the NTK Lender Agent and, with respect to its capacity as Indenture Trustee for the NTK 10 3/4% Notes, the Indenture Trustee shall only be paid in the event that the Prepackaged Plan is confirmed with respect to NTK Holdings and Nortek Holdings.
          13.3 Filing of Additional Documents.
          The Debtors or the Reorganized Debtors, as applicable may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan.
          13.4 Schedules and Exhibits Incorporated.
          All exhibits and schedules to this Prepackaged Plan, including the Plan Supplement, are incorporated into and are a part of the Prepackaged Plan as if fully set forth herein.
          13.5 Intercompany Claims.
          Notwithstanding anything to the contrary herein, on or after the Effective Date, any debts held by a Debtor against another Debtor, will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Debtors taking into account the economic condition of the applicable Reorganized Debtor.
          13.6 Amendment or Modification of the Prepackaged Plan.
          Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Prepackaged Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject to Noteholder Consent. Holders of Claims that have accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.
          13.7 Inconsistency.
          In the event of any inconsistency among the Prepackaged Plan, the Disclosure Statement, any exhibit or schedule to the Disclosure Statement, the provisions of the Prepackaged Plan shall govern.
          13.8 Section 1125(e) of the Bankruptcy Code.
          As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Prepackaged Plan. Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or the offer and issuance of the securities under the Prepackaged Plan.
          13.9 Compliance with Tax Requirements.
          In connection with the Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Prepackaged Plan, including any party described in Sections 6.4, 6.5 and 6.6 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Prepackaged Plan shall be subject to any withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instruments or making any distribution under the Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.
          13.10 Exemption from Transfer Taxes.
          Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities (including issuance of warrants) under or in connection with the Prepackaged Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Prepackaged Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.
          13.11 Determination of Tax Filings and Taxes
          (a) For all taxable periods ending on or prior to, or including, the Effective Date, Nortek shall prepare and file (or cause to be prepared and filed) on behalf of the Nortek Group, all group tax returns, reports, certificates, forms or similar statements or documents (collectively, “Group Tax Returns”) required to be filed or that Nortek otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds. If requested by Nortek, NTK Holdings or Nortek Holdings shall promptly execute or cause to be executed and filed any Group Tax Returns of the Nortek Group submitted by Nortek to NTK Holdings or Nortek Holdings (as applicable) for execution or filing. Neither NTK Holdings nor Nortek Holdings shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the first sentence of this clause (a) without Nortek’s prior written consent.
          (b) Each of NTK Holdings, Nortek Holdings, Nortek and the Subsidiary Debtors shall cooperate fully with each other regarding the implementation of this Section 13.11 (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Section 13.11 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes. Without limiting the generality of the foregoing, NTK Holdings shall execute on or prior to the Effective Date a power of attorney authorizing Nortek to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 13.11(a) hereof.
          (c) The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.
          (d) If NTK Holdings or Nortek Holdings receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Nortek Group (by operation of law or by reason of this Prepackaged Plan), it shall so notify Nortek in writing within ten (10) business days thereafter. Nortek shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Nortek Group. With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Nortek Group, Nortek may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to NTK Holdings or Nortek Holdings.
          (e) If NTK Holdings or Nortek Holdings is dissolved or merged out of existence in a manner that terminates the Nortek Group for applicable tax purposes, immediately before such dissolution or merger, NTK Holdings or Nortek Holdings (as applicable) shall designate Nortek as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Nortek Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-2 C.B. 99, in either case, as amended or supplemented, and any comparable provision under state or local law, with respect to all taxable periods ending on or before, or including, the Effective Date.
          (f) Nortek shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Nortek Group, including for any taxable period ending on or prior to, or including, the Effective Date. Within five (5) business days after receipt of any such refunds or credits, NTK Holdings or Nortek Holdings (as applicable) shall notify Nortek thereof and shall transfer any such refunds to Nortek by wire transfer or otherwise in accordance with written instructions provided by Nortek.

          13.12 Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment.
          Any statutory committees appointed in the Debtors’ Reorganization Cases shall be dissolved on the Effective Date. The Reorganized Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the Ad Hoc Committee and any statutory committees after the Effective Date.
          13.13 Severability of Provisions in the Prepackaged Plan.
          If prior to the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Such holding, alteration or interpretation of the Prepackaged Plan may include confirming the Prepackaged Plan with respect to less than all of the Debtors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
          13.14 Governing Law.
          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.
          13.15 No Admissions.
          If the Effective Date does not occur, the Prepackaged Plan shall be null and void in all respects, and nothing contained in the Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, including the Ad Hoc Committee (or its members), the Ad Hoc Group of 10% Noteholders (or its members), the ABL Facility Agent and the lenders under the ABL Facility Agreement, or (c) constitute an admission of any sort by any Debtor or other party in interest, including the Ad Hoc Committee (or its members), the Ad Hoc Group of

10% Noteholders (or its members), the ABL Facility Agent and the lenders under the ABL Facility Agreement.
          13.16 Registration Rights for certain holders of New Common Stock
          Any holder receiving distributions of Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the new Common Stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement. The Registration Rights Agreement shall be set forth in the Plan Supplement.
          13.17 Future Public Listing
          Reorganized Nortek shall use commercially reasonable efforts to (a) file with the Securities and Exchange Commission a registration statement on Form 10 and (b) cause the New Common Stock to be listed on a national securities exchange, in each case, as soon as practicable following the Effective Date; it being understood that such efforts may require Reorganized Nortek to incur costs to comply with the Sarbanes-Oxley Act of 2002.
          13.18 Notices.
          All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
(a)	if to the Debtors, to:

50 Kennedy Plaza Suite 1900 Providence, RI 02903 Facsimile: (401) 751-4610 Attention: General Counsel E-mail address: donnelly@nortek-inc.com with copies to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Gary Holtzer, Esq. and Stephen A. Youngman, Esq.
E-mail addresses: gary.holtzer@weil.com and
stephen.youngman@weil.com

(b)	if to the Ad Hoc Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 757-3990
Attention: Andrew N. Rosenberg, Esq., Lawrence G. Wee, Esq. and Brian S.Hermann, Esq.
E-mail address: arosenberg@paulweiss.com, lwee@paulweiss.com, and bhermann@paulweiss.com.

Dated: December 3, 2009

Respectfully submitted,
By:	/s/ Richard L. Bready
	Name:	Richard L. Bready
	Title:	Chief Executive Officer of NTK Holdings, Inc., Nortek Holdings, Inc., and Nortek, Inc., Vice President of the Subsidiary Debtors

COUNSEL:

/s/ Mark D. Collins, Esq.
Mark D. Collins, Esq.
Paul N. Heath, Esq.
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 651-7700
          -and-
Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Weil, Gotshal & Manges LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York 10153
(212) 310-8000